SELIGMAN QUALITY MUNICIPAL FUND, INC.

November 17, 2005

Phillip Goldstein
60 Heritage Drive
Pleasantville, NY  10570

Dear Mr. Goldstein:

            I am writing on behalf of the Board of Directors of Seligman Quality Municipal Fund, Inc. (the "Fund") in response to your letter to the Board dated September 19, 2005. In your letter you indicated that you intend to submit a stockholder proposal at the Fund's next meeting of stockholders recommending that the Board take action to open-end the Fund. You requested that the Board commit to implementing your proposal if more votes are cast by stockholders in favor of the proposal than against it.

            The Board discussed your letter at a meeting on November 17, 2005. As you are aware, open-ending the Fund would require the Fund to make very fundamental changes, including redemption of the Fund's outstanding preferred stock. After considering your letter, the Board reaffirmed its view that the Fund should continue in closed-end form.

            As with any stockholder proposal, the Board will consider the results of the vote and all other factors it believes to be relevant before determining what action, if any, would be in the best interests of the Fund.

Very truly yours,

/s/ Brian T. Zino

Brian T. Zino
President and Director
Seligman Quality Municipal Fund, Inc.